As filed with the Securities and Exchange Commission on September 3, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Fisher Scientific International Inc.

(Exact name of registrant as specified in its charter)

Delaware	5049	02-0451017
(State or other jurisdiction of	(Primary standard industrial	(I.R.S. Employer Identification
incorporation or organization)	classification code number)	Number)

One Liberty Lane
Hampton, New Hampshire 03842
(603) 926-5911
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Please address a copy of all communications to:	With a copy to:

Todd M. DuChene, Esq.	E. Raman Bet-Mansour, Esq.
Fisher Scientific International Inc.	Debevoise & Plimpton
One Liberty Lane	919 Third Avenue
Hampton, New Hampshire 03842	New York, New York 10022
(603) 926-5911	(212) 909-6000
(Name, address, including zip code, and telephone number,
including area code, of agent for service of registrant)

Approximate date of commencement of the proposed sale to the public: From time to time after this Registration Statement becomes effective.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

	Proposed maximum		Amount of
Title of each class of	aggregate offering		registration
securities to be registered	price (1)		fee (2)

Common Stock, par value $.01 per share (3)
Preferred Stock, par value $.01 per share (4)
Debt Securities (5)
Warrants (6)
Depositary Shares (7)
Stock Purchase Contracts (8)
Stock Purchase Units (9)
Total	$750,000,000	(10)(11)	$60,675

(continued on next page)

(1)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933 and exclusive of accrued interest and dividends, if any.

(2)	The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933.

(3)	Subject to note (10) below, we are registering hereunder an indeterminate number of shares of Common Stock as may be sold from time to time, including sales upon the exercise of Warrants or delivery upon settlement of Stock Purchase Contracts. Also includes such indeterminate number of shares of Common Stock as may be issued upon conversion of or exchange for any securities being registered hereunder that provide for conversion or exchange into Common Stock.

(4)	Subject to note (10) below, we are registering hereunder an indeterminate number of shares of Preferred Stock as may be sold from time to time, including sales upon the exercise of Warrants or delivery upon settlement of Stock Purchase Contracts. Also includes such indeterminate number of shares of Preferred Stock as may be issued upon conversion of or exchange for any securities being registered hereunder that provide for conversion or exchange into Preferred Stock.

(5)	Subject to note (10) below, we are registering hereunder an indeterminate principal amount of Debt Securities as may be sold from time to time, including sales upon the exercise of Warrants or delivery upon settlement of Stock Purchase Contracts. Also includes such indeterminate principal amount of Debt Securities as may be issued upon conversion of or exchange for any securities being registered hereunder that provide for conversion or exchange into Debt Securities.

(6)	Subject to note (10) below, we are registering hereunder an indeterminate amount and number of Warrants as may be sold from time to time, representing rights to purchase Debt Securities, Preferred Stock or Common Stock. Warrants may be sold separately or with Debt Securities, Preferred Stock or Common Stock or other securities registered hereunder.

(7)	Subject to note (10) below, we are registering hereunder an indeterminate number of Depositary Shares to be evidenced by Depositary Receipts issued pursuant to a Deposit Agreement. In the event we elect to offer to the public fractional interests in Debt Securities or shares of the Preferred Stock registered hereunder, Depositary Receipts will be distributed to those persons purchasing such fractional interests and Debt Securities or shares of Preferred Stock, as the case may be, will be issued to the Depositary under the Deposit Agreement. No separate consideration will be received for the Depositary Shares.

(8)	Subject to note (10) below, we are registering hereunder an indeterminate amount and number of Stock Purchase Contracts as may be sold from time to time, representing rights to purchase Preferred Stock, Common Stock or other property.

(9)	Subject to note (10) below, we are registering hereunder an indeterminate amount and number of Stock Purchase Units as may be sold from time to time, representing ownership of Stock Purchase Contracts and Debt Securities, undivided beneficial ownership interests in Debt Securities, Depositary Shares representing fractional interests in Debt Securities or shares of Preferred Stock or debt obligations of third parties, including U.S. Treasury securities.

(10)	The Prospectus included herein relates to $750,000,000 of securities. Such amount represents the principal amount of any Debt Securities issued at their principal amount, the issue price rather than the principal amount of any Debt Securities issued at an original issue discount, the liquidation preference of any Preferred Stock, the amount computed pursuant to Rule 457(c) for any Common Stock, the issue price of any Warrants and the exercise price of any offered securities issuable upon the exercise of Warrants. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(11)	No separate consideration will be received for the Debt Securities, Preferred Stock, Common Stock or Depositary Shares issuable upon conversion of or in exchange for any securities registered hereunder that provide for conversion or exchange into such securities.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated September 3, 2003

PROSPECTUS

Fisher Scientific International Inc.

DEBT SECURITIES
COMMON STOCK
PREFERRED STOCK
WARRANTS
DEPOSITARY SHARES
STOCK PURCHASE CONTRACTS
STOCK PURCHASE UNITS

     By this prospectus, we may offer from time to time up to $750,000,000 of any combination of the securities described in this prospectus.

     We will provide specific terms of the securities we are offering in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. A supplement may also change or update information contained in this prospectus.

     We will not use this prospectus to confirm sales of any of our securities unless it is attached to a prospectus supplement.

     Unless we state otherwise in a prospectus supplement, we will not list any of these securities on any securities exchange.

     Neither the Securities and Exchange Commission nor any state securities commission has determined whether this prospectus is truthful or complete. They have not made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

The date of this prospectus is •, 2003

ABOUT THIS PROSPECTUS
FISHER SCIENTIFIC INTERNATIONAL INC
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION
USE OF PROCEEDS
RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
DESCRIPTION OF THE DEBT SECURITIES
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF WARRANTS
DESCRIPTION OF DEPOSITARY SHARES
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
SIGNATURES
CERTIFICATE OF AMENDMENT
FORM OF SENIOR INDENTURE
FORM OF SUBORDINATED INDENTURE
FORM OF JUNIOR SUBORDINATED INDENTURE
INDENTURE
REGISTRATION RIGHTS AGREEMENT
OPINION OF DEBEVOISE & PLIMPTON
STATEMENT RE: COMPUTATION OF RATIOS
CONSENT OF DELOITTE & TOUCHE LLP

i

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell the securities described in the prospectus from time to time. This prospectus provides you with a general description of the securities we may offer. We may also add, update or change information contained in this prospectus through one or more supplements to this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The rules of the SEC allow us to incorporate by reference information into this prospectus. This information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. See “Incorporation by Reference.” You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information”.

     No person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Fisher Scientific International Inc., or any underwriter, agent, dealer or remarketing firm. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Fisher Scientific International Inc. since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

     Unless the context otherwise requires, “we,” “us,” “our,” “Fisher” and “the Company” refer to Fisher Scientific International Inc.

FISHER SCIENTIFIC INTERNATIONAL INC.

     Our Business

     We are a world leader in serving science. We offer more than 600,000 products and services to more than 350,000 customers located in approximately 145 countries. As a result of our broad product offering, electronic commerce capabilities and integrated global logistics network, we serve as a one-stop source of products, services and global procurement solutions for our customers.

     We offer an array of products and services to the scientific research, clinical laboratory and safety markets. Our products include scientific instruments and equipment, clinical consumables, diagnostic reagents, organic and inorganic chemicals, safety and clean-room supplies and laboratory workstations. We offer both proprietary products and products that we source from more than 6,000 vendors. We generate approximately 80% of our revenues from the sale of consumable products. Our proprietary products consist of self-manufactured products, Fisher branded products and products for which we serve as the exclusive distributor. Approximately 40% of our revenues are generated from the sale of higher margin proprietary products. We offer a range of services that includes pharmaceutical packaging for Phase III and Phase IV clinical trials, contract manufacturing, custom chemical synthesis, customized laboratory procurement services and laboratory-instrument calibration and repair.

     We have assembled an integrated global logistics network through which we service our customers. This network, together with our order entry and inventory management systems, allows us to deliver products and provide services on a rapid basis worldwide. We make over 25,000 shipments each day. In the United States, we ship approximately 95% of all orders within 24 hours of order placement. We deliver our products through third party carriers and our own fleet of 85 delivery vehicles.

     Fisher was founded in 1902 by Chester G. Fisher and was incorporated as a Delaware corporation in 1991. Through organic growth and acquisitions we have established ourselves as a world leader in serving science.

     Corporate Information

     Our principal executive offices are located at One Liberty Lane, Hampton, New Hampshire 03842, and our telephone number is (603) 926-5911. Our website is located at www.fisherscientific.com. The information on our website is not part of this prospectus. In this prospectus, we “incorporate by reference” certain information that we file with the SEC. See “Incorporation by Reference” for information regarding the documents incorporated by reference herein.

RISK FACTORS

     In addition to the risks and uncertainties described below, we will include risk factors, if appropriate, in the prospectus supplement relating to any securities issued pursuant to this prospectus. You should carefully consider the risk factors described below and the risk factors in any prospectus supplement and in our reports to the SEC incorporated by reference into this prospectus, along with the other information in this prospectus and any prospectus supplement, before deciding whether to purchase any securities we may offer pursuant thereto. If any of the following risks or the risks contained in the prospectus supplement or our reports to the SEC actually occur, our business and operating results could be harmed. This could cause the value of the purchased securities to decline, and you may lose all or part of your investment.

     Risks Related to Our Business

     Our compliance with restrictions and covenants in our debt agreements may harm our business by limiting our ability to take corporate actions.

     Our debt agreements contain a number of covenants that significantly restrict our operations, our ability to issue additional debt and our ability to pay dividends. Under our credit facility we are also required to comply with specific financial ratios and tests, including maximum leverage ratios and minimum EBITDA to cash interest expense ratios. We may not be able to comply in the future with these covenants or restrictions as a result of events beyond our control, such as prevailing economic, financial and industry conditions. If we default in the performance of the covenants in our debt agreements, our lenders could declare all the principal and interest amounts outstanding due and payable and terminate their commitments to extend credit to us in the future. If we are unable to secure credit in the future, we may be unable to pursue business opportunities or strategic investments that we need to undertake. In addition, if we or any restricted subsidiary are not in compliance with certain of the financial covenants contained in the indenture relating to our 8% senior subordinated notes due 2013, our ability to consummate our acquisition and investment strategy will be impaired and will require prior approval or waiver by the holders of those notes.

     Our results of operations depend on our customers’ research and development efforts; these efforts and the spending on them are beyond our control, and our results of operations may be harmed if our customers do not expend sufficient resources on these activities.

     A significant number of our customers include entities active in scientific or technological research in the life science, clinical laboratory and industrial safety supply markets in the United States and internationally. Research and development budgets and activities have a large effect on the demand for our products and services. Our customers determine their research and development budgets based on several factors, including the need to develop new products, competition and the general availability of resources. In addition, as we continue to expand our international operations, the research and development spending levels in other global markets will become increasingly important to us. We expect continued increase in scientific and technology-related research and development spending in the United States and worldwide, although we cannot give any assurances, and such spending may decrease or become subject to cyclical swings.

     Our growth strategy to acquire new businesses may not be successful and the integration of future acquisitions may be difficult and disruptive to our ongoing business.

     Acquisitions are an important part of our growth strategy. Since 1991, we have acquired 34 businesses and we routinely review additional potential acquisition opportunities, including our acquisition of Perbio Science AB, a publicly traded Swedish company, in September 2003 (the “Perbio Acquisition”). Despite our successful record in integrating the companies we have acquired, we have encountered a number of risks, including:

•	our management’s attention has been diverted to the integration of the operations of the acquired businesses;

•	we have had difficulties in integrating the operations and systems of the acquired businesses and in realizing the potential operating synergies; and

•	we have had difficulty in assimilating and retaining personnel and customers of the acquired companies.

     In addition, we compete with other companies to acquire suitable targets, and in the past have not been able to acquire certain targets that we sought. Also, certain of the businesses we acquired have not generated the cash flow and earnings, or yielded other benefits, that we anticipated at the time of their acquisition. We have at times encountered unanticipated costs or integration challenges at our acquired businesses. For example, we generally need to ensure that all quality standards and internal control procedures are quickly implemented at the acquired businesses. If we are unable to successfully complete and integrate strategic acquisitions in a timely manner, the acquisition may adversely affect our profitability.

     The Perbio Acquisition is a material transaction for us and may not provide us with the anticipated strategic or commercial benefits.

     We believe that we will be able to realize important strategic and commercial benefits from the Perbio Acquisition through combining Perbio’s manufacturing capabilities in the life science market with our sales, marketing and distribution network. Despite these anticipated benefits, the Perbio Acquisition presents us with challenges. In accordance with Swedish law and custom relating to transactions involving publicly-traded Swedish companies, much of the information about Perbio that we have reviewed in detail to date consists only of publicly-available information, and information generated from publicly-available information. While we are generally satisfied with the process and results of our due diligence investigation to date, we will not have had complete access to information regarding Perbio and its results and operations prior to the consummation of the Perbio Acquisition. We cannot give any assurances that difficulties in integrating the operations of Perbio will not arise or that the strategic and commercial benefits we expect from the Perbio Acquisition will be realized. If we encounter substantial unanticipated costs, liabilities or other problems, the Perbio Acquisition may have an adverse effect on our results of operations or financial condition.

     Our significant leverage could adversely affect our cash flow and prevent us from fulfilling our financial obligations, including making payments on the debt securities.

     As of June 30, 2003, as adjusted to give effect to our borrowings for the financing of the Perbio Acquisition (including the issuance of $300 million of our 2.50% convertible senior notes due 2023, the issuance of $150 million of our 8% senior subordinated notes due 2013, and additional term loan borrowings under our credit facility), we had approximately $1,759.0 million of total debt and approximately $1,251.3 million of senior debt outstanding. In addition, as of June 30, 2003, we had the ability to incur an additional aggregate amount of $372.3 million under our existing accounts receivable securitization and revolving credit facilities; further borrowing under those facilities or incurring any other additional indebtedness would likely increase our leverage and the risks therefrom. Our debt agreements permit us to incur or guarantee additional indebtedness, subject to limitations set forth in those agreements.

     Our substantial indebtedness could have important consequences to you. Our high leverage could negatively affect our operations in a number of ways, including:

•	we may be unable to obtain additional financing for our operations or for acquisitions or expansions;

•	we must dedicate a significant part of our cash flow from operations to payments on our debt, thereby reducing funds available for other corporate purposes; and

•	the level of our debt could limit our flexibility in responding to downturns in our business.

     In addition, we will be required to repay the indebtedness under our various debt agreements as that indebtedness matures. We may not have sufficient funds or we may be unable to arrange for additional financing to pay these amounts when they become due.

     Because we rely heavily on third party package delivery services, any unanticipated disruptions in these services or significant increases in prices may disrupt our ability to ship products and increase our costs and lower our profitability.

     We ship a significant portion of our products to our customers through independent package delivery companies, such as UPS. We also maintain a small fleet of transportation vehicles dedicated to the delivery of our products. In 2002, we shipped approximately 65% of our products in the United States via UPS. We also ship our products through other carriers, including national and regional trucking firms, overnight carrier services and the U.S. Postal Service. If UPS or another third party package delivery provider experiences a major work stoppage, as UPS did in 1997, such that either our products would not be delivered in a timely fashion or we would incur additional shipping costs which we could not pass on to our customers, our costs may increase and our relationships with certain of our customers may be strained. In addition, if UPS or our other third party package delivery providers increase prices and we are not able to find comparable alternatives or make adjustments to our delivery network, our profitability would be harmed.

     We may incur unexpected costs associated with compliance with environmental regulations.

     A number of our domestic and international operations involve and have involved the handling, manufacture or use or sale of substances that are or could be classified as toxic or hazardous substances. Some risk of environmental damage is inherent in our operations and the products we manufacture, sell or distribute. We have been named as a potentially responsible party for environmental contamination associated with various sites. We are currently implementing remedial measures at some of our facilities, including at two of our facilities in New Jersey. We have established reserves in the amount of $31.1 million as of June 30, 2003 for the potential costs of this remediation based on estimates of our management and environmental specialists. However, our actual costs may exceed those reflected in our reserves. In addition, future environmental damage resulting from our operations may occur, the costs of which may harm our business. We may also be liable for third party infringement claims in addition to primary liability. Future events, including changes in existing laws and regulations, identification of unknown conditions and the development of new remediation techniques, may also give rise to additional costs which could harm our business.

     If we lose our key personnel, our business may be harmed.

     We depend heavily on the services of our senior management, including Paul M. Montrone, our chairman of the board and chief executive officer, and Paul M. Meister, our vice chairman of the board, both of whom are important to the implementation of our acquisition strategy and cost-control efforts. We believe that our future success will depend upon the continued services of our senior management. Our business may be harmed by the loss of any member of our senior management, including Mr. Montrone or Mr. Meister. We do not maintain key-man life insurance with respect to Mr. Montrone or Mr. Meister.

     We are subject to economic, political and other risks associated with our significant international sales and operations.

     We conduct international operations through a variety of wholly owned subsidiaries, majority-owned subsidiaries, joint ventures, equity investments and agents located in North and South America, Europe, the Far East, the Middle East and Africa. A significant portion of the revenues of our international operations are generated in Europe. We are also exploring the possibility of expansion into other international markets. Expansion of these activities could increase the risks associated with our international operations. We derived approximately 18% of our total revenue from sales to customers located outside the United States in 2002 and approximately 17% in 2001. We anticipate that revenue from international operations will continue to represent a growing portion of our revenues. In addition, many of our manufacturing facilities, employees and suppliers are located outside the United States, including areas in Europe that are undergoing slow, if any, economic growth. In the past our sales and earnings have been harmed by a variety of factors resulting from our international operations, including:

•	changes in the political or economic conditions in a country or region, particularly in developing or emerging markets;

•	longer payment cycles of foreign customers and difficulty of collecting receivables in foreign jurisdictions;

•	trade protection measures and import or export licensing requirements;

•	differing tax laws and changes in those laws;

•	difficulty in staffing and managing widespread operations;

•	differing labor laws and changes in those laws;

•	differing protection of intellectual property and changes in that protection; and

•	differing regulatory requirements and changes in those requirements.

     Our international operations expose us to exchange rate fluctuations.

     Approximately 18% of our revenues and expenses for 2002 were denominated in currencies other than the U.S. dollar. We own properties and conduct operations in Australia, Belgium, Canada, China, France, Germany, Hong Kong, Japan, Malaysia, Mexico, the Netherlands, Singapore, Switzerland and the United Kingdom. In 2002, fluctuations in the exchange rates between the U.S. dollar and other currencies reduced our net sales by approximately $17.0 million. Future fluctuations in exchange rates relative to the U.S. dollar could continue to adversely affect our revenues.

     Our failure to maintain satisfactory compliance with the Food and Drug Administration’s regulations and those of other governmental agencies may force us to recall products and cease their manufacture and distribution.

     Some of our operations are subject to regulation by the U.S. Food and Drug Administration and similar international agencies. These regulations govern a wide variety of product activities, from design and development to labeling, manufacturing, promotion, sales and distribution. If we fail to comply with the Food and Drug Administration’s regulations or those of similar international agencies, we may have to recall products and cease their manufacture and distribution, which would increase our costs and reduce our revenues.

     We may be unable to adjust to the rapid changes the healthcare industry is undergoing.

     In recent years, the healthcare industry has undergone significant changes in an effort to reduce costs. These changes include:

•	the development of large and sophisticated purchasing groups of pharmaceuticals and medical and surgical supplies;

•	wider implementation of managed care;

•	legislative healthcare reform;

•	consolidation of pharmaceutical and medical and surgical supply distributors; and

•	cuts in Medicare spending.

     We expect the healthcare industry to continue to change significantly in the future. Some of these potential changes, such as a reduction in governmental support of healthcare services or adverse changes in legislation or regulations governing the delivery or pricing of healthcare services or mandated benefits, may cause healthcare industry participants to purchase fewer of our products and services or to reduce the price that they are willing to pay for our products or services.

     Risks Related to Our Common Stock

     We may issue preferred stock the terms of which could adversely affect the voting power or value of our common stock.

     Our certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such preferences, powers and relative, participating, optional and other rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. We have no present plans to issue any shares of preferred stock, and our ability to do so is limited by the terms of our credit facility and the indenture relating to our senior subordinated notes. However, if we did issue one or more classes or series of preferred stock, the terms thereof could adversely impact the voting power or value of our common stock. For example, we might afford holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of our common stock.

     Provisions of our charter documents may have anti-takeover effects that could prevent a change in control.

     Provisions of our certificate of incorporation, bylaws, and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. See “Description of Capital Stock”.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     This prospectus includes, and any prospectus supplement relating to any securities issued pursuant to this prospectus may include, forward-looking statements within the meaning of Section 7A of the Securities Act of 1933, or the Securities Act, and of Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts included in this prospectus may constitute forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, there can be no assurances that the assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions including, among other things:

•	our outstanding indebtedness and leverage, and the restrictions imposed by our indebtedness;

•	the effects of domestic and international economic and business conditions on our businesses;

•	the high degree of competition of certain of our businesses, and the potential for new competitors to enter into these businesses;

•	the extent to which we undertake new acquisitions or enter into strategic joint ventures or partnerships, and the terms of any such acquisition or strategic joint venture or partnership;

•	future modifications to existing laws and regulations affecting the environment;

•	discovery of unknown contingent liabilities, including environmental contamination at our facilities and liability with respect to products we distribute and manufacture;

•	fluctuations in interest rates and in foreign currency exchange rates;

•	availability, or increases in the cost, of raw materials and other inputs used to make our products;

•	the loss of major customers or suppliers including any provider of shipping services; and

•	our ability to generate free cash flow or to obtain sufficient resources to finance working capital and capital expenditure needs.

     Words such as “anticipates”, “estimates”, “expects”, “projects”, “intends”, “plans”, “believes” and words and terms of similar substance used in connection with any discussion of future operating results or financial performance identify forward-looking statements. All forward-looking statements reflect our present expectations of future events and are subject to a number of important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The factors listed in the “Risk Factors” section of this prospectus or in the “Risk Factors” section of any prospectus supplement, as well as any cautionary language in this prospectus or any prospectus supplement, provide examples of these risks and uncertainties.

     You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus, the date of any applicable prospectus supplement or the date of the document incorporated by reference in this prospectus or any prospectus supplement. We are under no obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. You should review any additional disclosures we make in our Forms 10-K, 10-Q and 8-K filed with the SEC.

USE OF PROCEEDS

     Unless we state otherwise in a prospectus supplement, we intend to use the proceeds from the sale of the securities offered by this prospectus for general corporate purposes, including working capital, capital expenditures, investments in or loans to subsidiaries, acquisitions, refinancing of debt, including short-term indebtedness, and the repurchase of equity. We will include a more detailed description of the use of proceeds of any specific offering of securities in the prospectus supplement relating to the offering.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS
TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The table below sets forth the ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends of Fisher and its consolidated subsidiaries on a historical basis for each of the periods indicated:

Six Months
	Ended June 30,		Year Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

Ratio of earnings to fixed charges	2.0x	2.2x	2.5x	1.4x	1.4x	1.5x	—
Ratio of earnings to fixed charges and preferred stock dividends	2.0x	2.2x	2.5x	1.4x	1.4x	1.5x	—

     For the purpose of computing the above ratios, earnings consist of income (loss) before provision for income taxes and before adjustment for losses from equity investments plus fixed charges. Fixed charges consist of interest charges, amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest. We have not paid or declared dividends on preferred stock for any of the periods presented above. Due to Fisher’s pre-tax loss for the year ended December 31, 1998, the coverage ratio was less than 1:1. Fisher must generate additional pre-tax earnings of $60.3 million for the year ended December 31, 1998 to achieve a coverage ratio of 1:1.

DESCRIPTION OF THE DEBT SECURITIES

     We may offer unsecured general obligations, which may be senior debt securities, subordinated debt securities or junior subordinated debt securities. We refer to the senior debt securities, the subordinated debt securities and the junior subordinated debt securities together in this prospectus as the “debt securities.” The senior debt securities will rank equally with all of our other unsecured, unsubordinated obligations. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the subordinated indenture, to all of our senior debt, as described below under “—Subordination under the Subordinated Indenture.” The junior subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the junior subordinated indenture, to all of our senior debt (which includes for purposes of the junior subordinated indenture all debt issued under the subordinated indenture), as described below under “—Subordination under the Junior Subordinated Indenture.”

     We will issue the senior debt securities in one or more series under an indenture, which we refer to as the “senior indenture”, between us and the trustee to be named in the prospectus supplement relating to the offering of senior debt securities. We will issue the subordinated debt securities in one or more series under an indenture, which we refer to as the “subordinated indenture,” between us and the trustee to be named in the prospectus supplement relating to the offering of subordinated debt securities. We will issue the junior subordinated debt securities in one or more series under an indenture, which we refer to as the “junior subordinated indenture,” between us and the trustee to be named in the prospectus supplement relating to the offering of junior subordinated debt securities.

     The following description of the terms of the indentures is a summary. It summarizes only those portions of the indentures which we believe will be most important to your decision to invest in our debt securities. You should keep in mind, however, that it is the indentures, and not this summary, which define your rights as a debtholder. There may be other provisions in the indentures which are also important to you. You should read the indentures for a full description of the terms of the debt. The senior indenture, the subordinated indenture and the junior subordinate indenture are filed as exhibits to the Registration Statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain copies of the senior indenture, the subordinated indenture and the junior subordinated indenture.

     A substantial part of our operations are conducted through our subsidiaries. Claims of creditors of these subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of these subsidiaries will have priority with respect to the assets and earnings of these subsidiaries over the claims of creditors of Fisher, including holders of debt securities. Accordingly, the debt securities will be effectively subordinated to all existing and future liabilities of our subsidiaries, and you should rely only on our assets for payments on the debt securities.

     Unless we state otherwise in the applicable prospectus supplement, the indentures do not limit us from incurring or issuing other secured or unsecured debt under any of the indentures or any other indenture that we may have entered into or enter into in the future. The general provisions of the indentures do not protect you against transactions, such as a highly leveraged transaction, that may adversely affect you.

General Terms of the Debt Securities

     We may issue the debt securities in one or more series through an indenture that supplements the senior indenture, the subordinated indenture or the junior subordinate indenture, or through a resolution of our board of directors or an authorized committee of our board of directors. The aggregate principal amount of debt securities that we may issue under the indentures is unlimited.

     You should refer to the applicable prospectus supplement for the specific terms of the debt securities. These terms may include the following:

•	title of the debt securities,

•	any limit upon the aggregate principal amount of the series,

•	maturity date(s) or the method of determining the maturity date(s),

•	interest rate(s) or the method of determining the interest rate(s),

•	dates on which interest will be payable and circumstances, if any, in which interest may be deferred,

•	dates from which interest will accrue and the method of determining those dates,

•	place or places where we may pay principal, premium, if any, and interest and where you may present the debt securities for registration of transfer or exchange,

•	place or places where notices and demands relating to the debt securities and the indentures may be made,

•	redemption or early payment provisions,

•	sinking fund or similar provisions,

•	authorized denominations if other than denominations of $1,000,

•	currency, currencies, or currency units, if other than in U.S. dollars, in which the principal of, premium, if any, and interest on the debt securities is payable, or in which the debt securities are denominated,

•	any additions, modifications or deletions, in the events of default or covenants of Fisher specified in the indenture relating to the debt securities,

•	if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities that is payable upon declaration of acceleration of maturity,

•	any additions or changes to the indenture necessary to permit or facilitate issuing the series in bearer form, registrable or not registrable as to principal, and with or without interest coupons,

•	any index or indices used to determine the amount of payments of principal of and premium, if any, on the debt securities and the method of determining these amounts,

•	whether a temporary global security will be issued and the terms upon which these temporary debt securities may be exchanged for definitive debt securities,

•	whether the debt securities will be issued in whole or in part in the form of one or more global securities,

•	identity of the depositary for global securities,

•	appointment of any paying agent(s),

•	the terms and conditions of any obligation or right we would have or any option you would have to convert or exchange the debt securities into other securities or cash or property of Fisher or any other person and any changes to the indenture to permit or facilitate such conversion or exchange,

•	in the case of the subordinated indenture or the junior subordinated indenture, any provisions regarding subordination, and

•	additional terms not inconsistent with the provisions of the indentures.

     Debt securities may also be issued under the indentures upon the exercise of warrants or delivery upon settlement of stock purchase contracts. See “Description of Warrants” and “Description of Stock Purchase Contracts and Stock Purchase Units”.

Special Payment Terms of the Debt Securities

     We may issue one or more series of debt securities at a substantial discount below their stated principal amount. These may bear no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities. We will describe United States federal income tax consequences and special considerations relating to any series in the applicable prospectus supplement.

     The purchase price of any of the debt securities may be payable in one or more foreign currencies or currency units. The debt securities may be denominated in one or more foreign currencies or currency units, or the principal of, premium, if any, or interest on any debt securities may be payable in one or more foreign currencies or currency units. We will describe the restrictions, elections, United States federal income tax considerations, specific terms and other information relating to the debt securities and any foreign currencies or foreign currency units in the applicable prospectus supplement.

     If we use any index to determine the amount of payments of principal of, premium, if any, or interest on any series of debt securities, we will also describe in the applicable prospectus supplement the special United States federal income tax, accounting and other considerations applicable to the debt securities.

Denominations, Registration and Transfer

     We expect to issue most debt securities in fully registered form without coupons and in denominations of $1,000 and any integral multiple of $1,000. Except as we may describe in the applicable prospectus supplement, debt securities of any series will be exchangeable for other debt securities of the same issue and series, in any authorized denominations, of a like aggregate principal amount and bearing the same interest rate.

     You may present debt securities for exchange, or for registration of transfer, at the office of the securities registrar or at the office of any transfer agent we designate for that purpose. You will not incur a service charge but you must pay any taxes, assessments and other governmental charges as described in the indentures. We will appoint the trustees as securities registrar under the indentures. We may at any time rescind the designation of any transfer agent that we initially designate or approve a change in the location through which the transfer agent acts. We will specify the transfer agent in the applicable prospectus supplement. We may at any time designate additional transfer agents.

     Subject to applicable law, we or any of our affiliates may at any time purchase or repurchase debt securities of any series in any manner and at any price. Debt securities of any series purchased by us or any of our affiliates may be held or surrendered by the purchaser of the debt securities for cancellation.

Global Debt Securities

     We may issue all or any part of a series of debt securities in the form of one or more global securities. We will appoint the depository holding the global debt securities. Unless we otherwise state in the applicable prospectus supplement, the depositary will be The Depository Trust Company, or DTC. We will issue global securities in registered form and in either temporary or definitive form. Unless it is exchanged for individual debt securities, a global security may not be transferred except:

•	by the depositary to its nominee,

•	by a nominee of the depositary to the depositary or another nominee, or

•	by the depositary or any nominee to a successor of the depositary, or a nominee of the successor.

     We will describe the specific terms of the depositary arrangement in the applicable prospectus supplement. We expect that the following provisions will generally apply to these depositary arrangements.

    Beneficial Interests in a Global Security

     If we issue a global security, the depositary for the global security or its nominee will credit on its book-entry registration and transfer system the principal amounts of the individual debt securities represented by the global security to the accounts of persons that have accounts with it. We refer to those persons as “participants” in this prospectus. The accounts will be designated by the dealers, underwriters or agents for the debt securities, or by us if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons who may hold interests through participants. Ownership and transfers of beneficial interests in the global security will be shown on, and transactions can be effected only through, records maintained by the applicable depositary or its nominee, for interests of participants, and the records of participants, for interests of persons who hold through participants. The laws of some states require that you take physical delivery of securities in definitive form. These limits and laws may impair your ability to transfer beneficial interests in a global security.

     So long as the depositary or its nominee is the registered owner of a global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Except as provided below, you:

•	will not be entitled to have any of the individual debt securities represented by the global security registered in your name,

•	will not receive or be entitled to receive physical delivery of any debt securities in definitive form, and

•	will not be considered the owner or holder of the debt securities under the indenture.

    Payments of Principal, Premium and Interest

     We will make principal, premium, if any, and interest payments on global securities to the depositary that is the registered holder of the global security or its nominee. The depositary for the global securities will be solely responsible and liable for all payments made on account of your beneficial ownership interests in the global security and for maintaining, supervising and reviewing any records relating to your beneficial ownership interests.

     We expect that the depositary or its nominee, upon receipt of any principal, premium, if any, or interest payment immediately will credit participants’ accounts with amounts in proportion to their respective beneficial interests in the principal amount of the global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to you, as an owner of a beneficial interest in the global security held through those participants, will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of those participants.

    Issuance of Individual Debt Securities

     Unless we state otherwise in the applicable prospectus supplement, if a depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities in exchange for the global security. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to the debt securities, determine not to have any debt securities represented by one or more global securities. If that occurs, we will issue individual debt securities in exchange for the global security.

     Further, we may specify that you may, on terms acceptable to us, the trustee and the depositary, receive individual debt securities in exchange for your beneficial interest in a global security, subject to any limitations described in the prospectus supplement relating to the debt securities. In that instance, you will be entitled to physical delivery of individual debt securities equal in principal amount to that beneficial interest and to have the debt securities registered in your name. Unless we otherwise specify, we will issue those individual debt securities in denominations of $1,000 and integral multiples of $1,000.

Payment and Paying Agents

     Unless we state otherwise in an applicable prospectus supplement, we will pay principal of, premium, if any, and interest on your debt securities at the office of the trustee for your debt securities in the City of New York or at the office of any paying agent that we may designate. In addition, we may pay interest, except in the case of global debt securities, by check mailed to the address of the person entitled to the payment that appears in the securities register.

     Unless we state otherwise in an applicable prospectus supplement, we will pay any interest on debt securities to the registered owner of the debt security at the close of business on the record date for the interest, except in the case of defaulted interest. We may at any time designate additional paying agents or rescind the designation of any paying agent. We must maintain a paying agent in each place of payment for the debt securities.

     Any moneys or U.S. government obligations (including the proceeds thereof) deposited with the trustee or any paying agent, or then held by us in trust, for the payment of the principal of, premium, if any, and interest on any debt security that remain unclaimed for two years after the principal, premium or interest has become due and payable will, at our request, be repaid to us. After repayment to us, you are entitled to seek payment only from us as a general unsecured creditor.

Redemption

     Unless we state otherwise in an applicable prospectus supplement, we may, at our option, redeem any series of debt securities on any interest payment date in whole or in part at any time or from time to time. In the event of redemption in part, the debt securities to be redeemed will be selected in the manner specified in the applicable prospectus supplement or by the trustee by such method as it shall deem fair and appropriate. We may redeem debt securities in denominations larger than $1,000 but only in integral multiples of $1,000.

    Redemption Price

     Except as we may otherwise specify in the applicable prospectus supplement, the redemption price for any debt securities which we redeem will equal 100% of the principal amount plus any accrued and unpaid interest up to, but excluding, the redemption date.

    Notice of Redemption

     We will mail notice of any redemption of debt securities at least 30 days but not more than 60 days before the redemption date to the registered holders of the debt securities at their addresses as shown on the securities register. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the debt securities or the portions called for redemption.

    Sinking Fund

     Unless we state otherwise in an applicable prospectus supplement, debt securities will not be subject to any sinking fund.

Modification and Waiver

    Modification

     We and the trustee may enter into one or more supplemental indentures to modify and amend each indenture with the consent of the holders of a majority in aggregate principal amount of the series of debt securities affected. However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected:

•	change the stated maturity of the principal of, or any installment of interest on, any outstanding debt security,

•	reduce the principal amount of, or the rate of interest on or any premium payable upon the redemption of, or the amount of principal of an original issue discount security that would be due and payable upon a redemption or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of, any outstanding debt security,

•	change the place of payment, or the coin or currency in which any outstanding debt security or the interest on any outstanding debt security is payable,

•	impair your right to institute suit for the enforcement of any payment on any outstanding debt security on or after the stated maturity or redemption date,

•	reduce the percentage of the holders of outstanding debt securities necessary to modify or amend the applicable indenture, to waive compliance with certain provisions of the applicable indenture or certain defaults and consequences of such defaults or to reduce the quorum or voting requirements set forth in the applicable indenture,

•	modify any of these provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of all of the holders of the debt securities affected, or

•	modify the provisions with respect to the subordination of outstanding subordinated debt securities or junior subordinated debt securities in a manner materially adverse to their holders.

     A supplemental indenture which changes or eliminates any covenant or other provision of an indenture which has expressly been included solely for the benefit of one or more particular series of debt securities, or which modifies the rights of the holders of debt securities of such series with respect to such covenant or other provision, will not affect the rights under the indenture of the holders of the debt securities of any other series.

     We and the trustee may amend the indentures without the consent of any holder of debt securities in order to:

•	secure any debt securities issued under such indenture,

•	evidence the succession of another corporation and assumption of our obligations in the case of a merger or consolidation,

•	add to the covenants of Fisher or add additional events of default,

•	cure ambiguities, defects or inconsistencies, provided that such action does not adversely affect any holders of securities issued under such indenture,

•	establish the form and terms of debt securities of any series,

•	provide for a successor trustee with respect to one or more series of securities issued under such indenture or to provide for or facilitate the administration of the trusts under the indenture by more than one trustee,

•	permit or facilitate the issuance of securities in bearer from or provide for uncertificated securities to be issued under such indenture,

•	to conform any provision of the indenture to the requirements of the Trust Indenture Act or other applicable law, or

•	make any change that does not adversely affect the rights of any holder in any material respect.

    Waiver

     The holders of a majority in principal amount of the outstanding debt securities of a series may, on behalf of the holders of all debt securities of that series, waive compliance by us with certain restrictive covenants of the indenture which relate to that series.

     The holders of not less than a majority in principal amount of the outstanding debt securities of a series may, on behalf of the holders of that series, generally waive any past default under the indenture relating to that series of debt securities and the consequences of such default. However, a default in the payment of the principal of, or premium, if any, or any interest on, any debt security of that series or relating to a covenant or provision which under the indenture relating to that series of debt cannot be modified or amended without the consent of the holder of each outstanding debt security of that series affected cannot be so waived.

Events of Default

     Under the terms of each indenture, each of the following constitutes an event of default for a series of debt securities:

•	default for 30 days in the payment of any interest when due,

•	default in the payment of principal, or premium, if any, at maturity,

•	default in the performance of any other covenant in the indenture for 60 days after written notice,

•	our bankruptcy, insolvency or reorganization, or

•	any other event of default described in the applicable board resolution or supplemental indenture under which the series of debt securities is issued.

     We are required to furnish the trustee annually with a statement as to the fulfillment of our obligations under the indenture. Each indenture provides that the trustee may withhold notice to you of any default, except in respect of the payment of principal or interest on the debt securities, if it considers it in the interests of the holders of the debt securities to do so.

     In certain cases, the holders of a majority in aggregate principal amount of the outstanding debt securities of a series may, by providing written notice to the trustees on behalf of the holders of all debt securities of that series, waive any past default or event of default, except for defaults or events of default not already cured in the payment of the principal of, or premium, if any, or interest on any of the debt securities of that series or any coupon related to debt securities or compliance with certain covenants or provisions.

    Effect of an Event of Default

     If an event of default exists (other than an event of default in the case of certain events of bankruptcy), the trustee or the holders of not less than 25% in principal amount of a series of outstanding debt securities may declare the principal amount, or, if the debt securities are original issue discount securities, the portion of the principal amount as may be specified in the terms of that series, of the debt securities of that series to be due and payable immediately, by a notice in writing to us, and to the trustee if given by holders. Upon that declaration the principal (or specified) amount will become immediately due and payable. However, at any time after a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained, the holders of not less than a majority in principal amount of a series of outstanding debt securities may, subject to conditions specified in the indenture, rescind and annul that declaration.

     In an event of default in the case of certain events of bankruptcy exists, the principal amount of all debt securities outstanding under the indentures shall automatically, and without any declaration or other action on the part of the trustee or any holder of such outstanding debt, become immediately due and payable.

     Subject to the provisions of the indentures relating to the duties of the trustee, if an event of default then exists, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at your request, order or direction, unless you have offered to the trustee reasonable security or indemnity. Subject to the provisions for the security or indemnification of the trustee, the holders of a majority in principal amount of a series of outstanding debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee in connection with the debt securities of that series.

     The Trust Indenture Act of 1939 and each indenture provide that the trustee will, within 90 days after the occurrence of a default in respect of any series of debt securities, give to the holders of that series written notice of all uncured and unwaived defaults known to it; provided that, except in the case of default in the payment of the principal of, premium on, if any, or interest on any of the debt securities of that series, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of that series. “Default” means any event which is, or after notice or passage of time or both would be, an event of default with respect to debt securities of such series.

Satisfaction and Discharge

     Each indenture provides that when, among other things, all debt securities not previously delivered to the trustee for cancellation:

•	have become due and payable,

•	will become due and payable at their stated maturity within one year, or

•	are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense,

and we deposit or cause to be deposited with the trustee money or United States government obligations or a combination thereof, as trust funds, in an amount (such amount to be certified in the case of United States government obligations) to be sufficient to pay and discharge the entire indebtedness on the debt securities not previously delivered to the trustee for cancellation, for the principal, and premium, if any, and interest to the date of the deposit or to the stated maturity or redemption date, as the case may be, then the indenture will cease to be of further effect, and we will be deemed to have satisfied and discharged the indenture. However, we will continue to be obligated to pay all other sums due under the indenture and to provide the officers’ certificates and opinions of counsel described in the indenture.

Defeasance and Covenant Defeasance

     Unless we state otherwise in the applicable prospectus supplement, each indenture provides that we may discharge all of our obligations, other than as to transfers and exchanges and certain other specified obligations, under any series of the debt securities at any time, and that we may also be released from our obligations described below under “Consolidation, Merger and Sale of Assets” and from certain other obligations, including obligations imposed by supplemental indentures with respect to that series, if any, and elect not to comply with those sections and obligations without creating an event of default. Discharge under the first procedure is called “defeasance” and under the second procedure is called “covenant defeasance.”

     Defeasance or covenant defeasance may be effected only if:

•
we irrevocably deposit with the trustee money or United States government obligations or a combination thereof, as trust funds in an amount certified to be sufficient to pay on the respective stated maturities, the principal of and any premium and interest on, all outstanding debt securities of that series,

•	we deliver to the trustee an opinion of counsel to the effect that:

-	the holders of the debt securities of that series will not recognize gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge or as a result of the deposit and covenant defeasance, and

-	the deposit, defeasance and discharge or the deposit and covenant defeasance will not otherwise alter those holders’ United States federal income tax treatment of principal and interest payments on the debt securities of that series, in the case of a defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of execution of the applicable indenture, that result would not occur under current tax law,

•	no event of default under the indenture has occurred and is continuing,

•
such defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, any indenture or other agreement or instrument for borrowed money to which we are a party or by which we are bound,

•
such defeasance or covenant defeasance does not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940 unless such trust shall be registered under the Investment Company Act of 1940 or exempt from registration thereunder,

•
we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with, and

•	other conditions specified in the indentures are met.

     The subordinated indenture and the junior subordinated indenture will not be discharged as described above if we have defaulted in the payment of principal of, premium, if any, or interest on any senior debt (as defined in the subordinated indenture or the junior subordinated indenture, as applicable) and that default is continuing or another event of default on such senior debt then exists and has resulted in such senior debt becoming or being declared due and payable prior to the date it would have become due and payable.

Conversion or Exchange

     We may convert or exchange the debt securities into common stock or other securities. If so, we will describe the specific terms on which the debt securities may be converted or exchanged in the applicable prospectus supplement. The conversion or exchange may be mandatory, at your option, or at our option. The applicable prospectus supplement will describe the manner in which the shares of common stock or other securities you would receive would be converted or exchanged.

Subordination under the Subordinated Indenture

     In the subordinated indenture we have agreed, and holders of subordinated debt securities will be deemed to have agreed, that any subordinated debt securities are subordinate and junior in right of payment to all senior debt to the extent provided in the subordinated indenture.

     Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with our insolvency or bankruptcy, the holders of senior debt will first be entitled to receive payment in full of principal of, premium, if any, and interest on the senior debt before the holders of subordinated debt securities will be entitled to receive or retain any payment of the principal of, premium, if any, or interest on the subordinated debt securities.

     If the maturity of any subordinated debt securities is accelerated, the holders of all senior debt outstanding at the time of the acceleration will first be entitled to receive payment in full of all amounts due, including any amounts due upon acceleration, before you will be entitled to receive any payment of the principal of, premium, if any, or interest on the subordinated debt securities.

     We will not make any payments of principal of, premium, if any, or interest on the subordinated debt securities if:

•	a default in any payment on senior debt then exists,

•	an event of default on any senior debt resulting in the acceleration of its maturity then exists, or

•	any judicial proceeding is pending in connection with default.

     When we use the term “debt” we mean, with respect to any person, whether recourse is to all or a portion of the assets of that person and whether or not contingent:

•	every obligation of, or any obligation guaranteed by, that person for money borrowed,

•	every obligation of, or any obligation guaranteed by, that person, whether or not evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses (but excluding the obligation to pay the deferred purchase price of any such property, assets or business if payable in full within 90 days from the date such debt was created),

•	every capital lease obligation of that person,

•	leases of property or assets made as part of any sale and lease-back transaction to which that person is a party, and

•	any amendments, renewals, extensions, modifications and refundings of any such debt.

     The term “debt” does not include trade accounts payable or accrued liabilities arising in the ordinary course of business.

     When we use the term “senior debt” in relation to the subordinated indenture, we mean the principal of, premium, if any, and interest on debt, whether incurred on, prior to, or after the date of the subordinated indenture, unless the instrument creating or evidencing that debt or pursuant to which that debt is outstanding states that those obligations are not superior in right of payment to the subordinated debt securities or to other debt which ranks equally with, or junior to, the subordinated debt securities. Interest on this senior debt includes interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Fisher Scientific International Inc., whether or not the claim for post-petition interest is allowed in that proceeding.

     However, senior debt will not include:

•	any debt of Fisher Scientific International Inc. which when incurred and without regard to any election under Section 1111(b) of the Bankruptcy Code was without recourse to Fisher Scientific International Inc.,

•	any debt of Fisher Scientific International Inc. to any of its subsidiaries,

•	any liability for taxes,

•	indebtedness or other monetary obligations to trade creditors or assumed by Fisher Scientific International Inc. or any of its subsidiaries in the ordinary course of business in connection with the obtaining of materials or services, and

•	any indebtedness of Fisher Scientific International Inc. which is expressly subordinate in right of payment to any other indebtedness of Fisher Scientific International Inc., including the subordinated debt securities.

     The subordinated indenture does not limit the amount of additional senior debt that we may incur. We expect from time to time to incur additional senior debt.

     The subordinated indenture provides that we may change the subordination provisions relating to any particular issue of subordinated debt securities prior to issuance. We will describe any change in the prospectus supplement relating to the subordinated debt securities.

Subordination under the Junior Subordinated Indenture

     In the junior subordinated indenture we have agreed, and holders of junior subordinated debt securities will be deemed to have agreed, that any junior subordinated debt securities are subordinate and junior in right of payment to all senior debt to the extent provided in the junior subordinated indenture.

     Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with our insolvency or bankruptcy, the holders of senior debt will first be entitled to receive payment in full of principal of, premium, if any, and interest on the senior debt before the holders of junior subordinated debt securities will be entitled to receive or retain any payment of the principal of, premium, if any, or interest on the junior subordinated debt securities.

     If the maturity of any junior subordinated debt securities is accelerated, the holders of all senior debt outstanding at the time of the acceleration will first be entitled to receive payment in full of all amounts due, including any amounts due upon acceleration, before you will be entitled to receive any payment of the principal of, premium, if any, or interest on the junior subordinated debt securities.

     We will not make any payments of principal of, premium, if any, or interest on the junior subordinated debt securities if:

•	a default in any payment on senior debt then exists,

•	an event of default on any senior debt resulting in the acceleration of its maturity then exists, or

•	any judicial proceeding is pending in connection with default.

     When we use the term “debt” we mean, with respect to any person, whether recourse is to all or a portion of the assets of that person and whether or not contingent:

•	every obligation of, or any obligation guaranteed by, that person for money borrowed,

•	every obligation of, or any obligation guaranteed by, that person, whether or not evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses (but excluding the obligation to pay the deferred purchase price of any such property, assets or business if payable in full within 90 days from the date such debt was created),

•	every capital lease obligation of that person,

•	leases of property or assets made as part of any sale and lease-back transaction to which that person is a party, and

•	any amendments, renewals, extensions, modifications and refundings of any such debt.

     The term “debt” does not include trade accounts payable or accrued liabilities arising in the ordinary course of business.

     When we use the term “senior debt” in relation to the junior subordinated indenture, we mean the principal of, premium, if any, and interest on debt, whether incurred on, prior to, or after the date of the junior subordinated indenture, unless the instrument creating or evidencing that debt or pursuant to which that debt is outstanding states that those obligations are not superior in right of payment to the junior subordinated debt securities or to other debt which ranks equally with, or junior to, the junior subordinated debt securities. Interest on this senior debt includes interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Fisher Scientific International Inc., whether or not the claim for post-petition interest is allowed in that proceeding.

     However, senior debt will not include:

•	any debt of Fisher Scientific International Inc. which when incurred and without regard to any election under Section 1111(b) of the Bankruptcy Code, was without recourse to Fisher Scientific International Inc.,

•	any debt of Fisher Scientific International Inc. to any of its subsidiaries,

•	any liability for taxes,

•	indebtedness or other monetary obligations to trade creditors or assumed by Fisher Scientific International Inc. or any of its subsidiaries in the ordinary course of business in connection with the obtaining of materials or services, and

•	the junior subordinated debt securities.

     The junior subordinated indenture does not limit the amount of additional senior debt that we may incur. We expect from time to time to incur additional senior debt.

     The junior subordinated indenture provides that we may change the subordination provisions relating to any particular issue of junior subordinated debt securities prior to issuance. We will describe any change in the prospectus supplement relating to the junior subordinated debt securities.

Consolidation, Merger and Sale of Assets

     Each indenture provides that we will not consolidate with or merge into any other person or convey, transfer or lease our assets substantially as an entirety to any person, and no person may consolidate with or merge into us, unless:

•	we will be the surviving company in any merger or consolidation,

•	if we consolidate with or merge into another person or convey or transfer our properties and assets substantially as an entirety to any person, the successor corporation is organized under the laws of the United States of America or any state thereof or the District of Columbia, and the successor entity expressly assumes our obligations relating to the debt securities,

•	immediately after giving effect to the consolidation, merger, conveyance or transfer, there exists no event of default, and no event which, after notice or lapse of time or both, would become an event of default, and

•	other conditions described in the indenture are met.

Governing Law

     The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustees

     The trustee under each indenture will have all the duties and responsibilities of an indenture trustee specified in the Trust Indenture Act. No trustee is required to expend or risk its own funds or otherwise incur financial liability in performing its duties or exercising its rights and powers if it reasonably believes that it is not reasonably assured of repayment or adequate indemnity.

     Each of the trustees acts as depositary for funds of, makes loans to, and performs other services for, us and our subsidiaries in the normal course of business.

DESCRIPTION OF CAPITAL STOCK

     Fisher is currently authorized by its Restated Certificate of Incorporation, as amended, to issue an aggregate of 515,000,000 shares of capital stock. These shares consist of 500,000,000 shares of common stock, par value $.01 per share, of which 4,182,375 shares are designated as non-voting common stock and 9,000,000 shares are designated as Series B non-voting common stock; and 15,000,000 shares of preferred stock, par value $.01 per share.

     The following summary of provisions of our securities, various provisions of our corporate charter and our by-laws and provisions of applicable law is not intended to be complete and is qualified by reference to the provisions of applicable law and to our corporate charter and by-laws, which we have previously filed with the SEC.

Common Stock

     Our Voting Common Stock

     The holders of our voting common stock are entitled to one vote per share on all matters submitted for action by our stockholders. Our stockholders do not have cumulative voting rights. Accordingly, holders of a majority of our voting common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of our voting common stock are entitled to receive ratably with other holders of our voting common stock and with holders of our non-voting common stock and Series B non-voting common stock any dividends declared by our board of directors. Upon our liquidation, dissolution or winding up, the holders of our voting common stock are entitled to receive ratably with other holders of our voting common stock and with holders of our non-voting common stock and Series B non-voting common stock our net assets available after the payment of all debts and other liabilities. Holders of our voting common stock have no preemptive, redemption or conversion rights, except that some holders have preemptive and registration rights under our investors’ agreement described below. The rights, preferences and privileges of holders of our voting common stock are subject to the rights, preferences and privileges of holders of shares of any series of preferred stock which we may designate and issue in the future.

     Our Non-Voting Common Stock

     Under the terms of our corporate charter, our board of directors is authorized to issue non-voting common stock.

     Limited Voting Rights. The holders of our non-voting common stock are generally not entitled to vote on any matter on which our stockholders are entitled to vote. Shares of non-voting common stock are not included in determining the number of shares voting or entitled to vote on any such matters.

     The holders of our non-voting common stock have the right to vote as a separate class on any merger or consolidation with or into another entity or entities, or any recapitalization or reorganization, in which shares of non-voting common stock would receive or be exchanged for consideration different on a per share basis from consideration received with respect to or in exchange for the shares of our voting common stock or would otherwise be treated differently from shares of our voting common stock in connection with such transactions. Notwithstanding the preceding sentence, shares of non-voting common stock may, without such a separate class vote, receive or be exchanged for non-voting securities which are otherwise identical on a per share basis in amount and form to the voting securities received with respect to or exchanged for our voting common stock so long as:

-	such non-voting securities are convertible into such voting securities on the same terms as our non-voting common stock is convertible into our voting common stock; and

-	all other consideration is equal on a per share basis.

     Economic Rights. Holders of our non-voting common stock are generally entitled to receive ratably with holders of our voting common stock and Series B non-voting common stock any dividends declared by our board of directors. Upon our liquidation, dissolution or winding up, the holders of our non-voting common stock are entitled to receive ratably with other holders of our non-voting common stock and with holders of our voting common stock and Series B non-voting common stock our net assets available after the payment of all debts and other liabilities. Holders of our non-voting common stock have no preemptive or redemption rights, except that some holders have preemptive and registration rights under our investors’ agreement. The rights, preferences and privileges of holders of our non-voting common stock are subject to the rights, preferences and privileges of holders of shares of any series of preferred stock which we may designate and issue in the future.

     Conversion Rights. With limited exceptions as to holders who are subject to Regulation Y of the Federal Reserve System, shares of our non-voting common stock may be converted into the same number of shares of our voting common stock at any time at the option of the holder of the shares of non-voting common stock.

     Our Series B Non-Voting Common Stock

     Under the terms of our corporate charter, our board of directors is authorized to issue shares of Series B non-voting common stock. As of June 30, 2003, we had no shares of Series B non-voting common stock outstanding.

     Limited Voting Rights. The holders of our Series B non-voting common stock are generally not entitled to vote on any matter on which our stockholders are entitled to vote. Shares of Series B non-voting common stock are not included in determining the number of shares voting or entitled to vote on any such matters. The holders of our Series B non-voting common stock have the right to vote as a separate class on any merger or consolidation with or into another entity or entities, any recapitalization or reorganization, or any amendment, repeal or modification of any provision of our corporate charter that would adversely affect the powers, preferences or special rights of the holders of our Series B non-voting common stock.

     Economic Rights. Holders of our Series B non-voting common stock are generally entitled to receive ratably with holders of our voting common stock and non-voting common stock any dividends declared by our board of directors. Upon our liquidation, dissolution or winding up, the holders of our Series B non-voting common stock are entitled to receive ratably with other holders of our Series B non-voting common stock and with holders of our voting common stock and non-voting common stock our net assets available after the payment of all debts and other liabilities. Holders of our Series B non-voting common stock have no preemptive or redemption rights, except that some holders have preemptive and registration rights under the investors’ agreement. The rights, preferences and privileges of holders of our Series B non-voting common stock are subject to the rights, preferences and privileges of holders of shares of any series of preferred stock which we may designate and issue in the future.

     Conversion Rights. Shares of our Series B non-voting common stock may not be converted into shares of our voting common stock, except:

-	to transfer Series B non-voting common stock, in which case the transferee will receive shares of our voting common stock;

-	to enable the holders to maintain such holder’s percentage ownership of the total outstanding voting common stock; or

-	upon specific major corporate events, such as a merger or a public offering. In May 2001, the holders of all 9,000,000 outstanding shares of Series B non-voting common stock converted those shares into 9,000,000 shares of voting common stock. We have no present plan to issue any additional shares of Series B non-voting common stock.

Preferred Stock

     Under the terms of our corporate charter, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption rights and liquidation preferences of each series of preferred stock.

     The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with stockholder approval of specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting common stock.

     We will describe in a prospectus supplement some or all of the following terms of the series of preferred stock being offered:

•	title;

•	the number of shares offered;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rates, periods and/or payment dates or methods of calculation of the dividend rates;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction or remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption, if applicable;

•	any listing of the preferred stock on any securities exchange or market;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price, or manner of calculation of the conversion price, and conversion period;

•	the terms and conditions, if applicable, upon which preferred stock will be exchanged into debt securities, including the exchange price, or manner of calculating the exchange price, and the exchange period;

•	voting rights, if any;

•	the relative ranking and preferences of the preferred stock as to dividend rights upon liquidation, dissolution or winding up of our affairs;

•	any limitations on issuance of any series of preferred stock ranking senior to or equal to the series of preferred stock as to dividend rights upon our liquidation, dissolution or winding up; and

•	any other specific terms, preferences, rights, limitations or restrictions.

     The applicable prospectus supplement will describe the material United States federal income tax considerations applicable to the particular series of preferred stock being offered.

Anti-Takeover Considerations

     Our corporate charter and by-laws contain a number of provisions which may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, us.

     Classified Board of Directors

     Our corporate charter and our by-laws divide our board of directors into three classes, as nearly equal in size as possible, with staggered three year terms, and provide that:

-	directors may be removed only for cause by the affirmative vote of the holders of at least 80% of the shares of our capital stock entitled to vote; and

-	any vacancy on our board of directors, however occurring, including a vacancy resulting from the enlargement of the board, may only be filled by vote of a majority of the directors then in office.

     Stockholder Action; Special Meeting of Stockholders

     Our corporate charter eliminates the ability of our stockholders to act by written consent. It further provides that special meetings of our stockholders may be called only by our chief executive officer or by our board of directors pursuant to a majority vote of the total number of authorized directors.

     Advance Notice Requirements for Stockholder Proposals and Directors Nominations

     Our by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 30 days nor more than 60 days prior to the annual meeting; however, if less than 40 days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. Our by-laws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

     Amendments; Supermajority Vote Requirements

     Our charter requires the affirmative vote of 80% of our voting common stock to amend provisions of our corporate charter and by-laws, including those provisions relating to the classified board of directors, action by written consent and the ability of stockholders to call special meetings.

DESCRIPTION OF WARRANTS

     The following description of the terms of the warrants is a summary. It summarizes only those terms of the warrants and the warrant agreement which we believe will be most important to your decision to invest in our warrants. You should keep in mind, however, that it is the warrant agreement and the warrant certificate relating to the warrants, and not this summary, which defines your rights as a warrantholder. There may be other provisions in the warrant agreement and the warrant certificate relating to the warrants which are also important to you. You should read these documents for a full description of the terms of the warrants. Forms of these documents are filed as exhibits to the Registration Statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

     We may issue warrants, including warrants to purchase debt securities, preferred stock, common stock or any other of our securities. We may issue warrants independently or together with any other securities, and they may be attached to or separate from those securities. We will issue the warrants under warrant agreements between us and a bank or trust company, as warrant agent, that we will describe in the prospectus supplement relating to the warrants that we offer.

Debt Warrants

     We will describe in the applicable prospectus supplement the terms of warrants to purchase debt securities that we may offer, the warrant agreement relating to the debt warrants and the warrant certificates representing the debt warrants. These terms will include the following:

•	the title of the debt warrants,

•	the debt securities for which the debt warrants are exercisable,

•	the aggregate number of the debt warrants,

•	the principal amount of debt securities that you may purchase upon exercise of each debt warrant, and the price or prices at which we will issue the debt warrants,

•	the procedures and conditions relating to the exercise of the debt warrants,

•	the designation and terms of any related debt securities issued with the debt warrants, and the number of debt warrants issued with each debt security,

•	the date, if any, from which you may separately transfer the debt warrants and the related securities,

•	the date on which your right to exercise the debt warrants commences, and the date on which your right expires,

•	the maximum or minimum number of the debt warrants which you may exercise at any time,

•	if applicable, a discussion of material United States federal income tax considerations,

•	any other terms of the debt warrants and terms, procedures and limitations relating to your exercise of the debt warrants, and

•	the terms of the securities you may purchase upon exercise of the debt warrants.

     We will also describe in the applicable prospectus supplement any provisions for a change in the exercise price or expiration date of the warrants and the kind, frequency and timing of any notice to be given. You may exchange debt warrant certificates for new debt warrant certificates of different denominations and may exercise debt warrants at the corporate trust office of the warrant agent or any other office that we indicate in the applicable prospectus supplement. Prior to exercise, you will not have any of the rights of holders of the debt securities purchasable upon that exercise and will not be entitled to payments of principal, premium, if any, or interest on the debt securities purchasable upon the exercise.

Other Warrants

     We may issue other warrants. We will describe in the applicable prospectus supplement the following terms of those warrants:

•	the title of the warrants,

•	the securities, which may include preferred stock or common stock, for which you may exercise the warrants,

•	the aggregate number of the warrants,

•	the number of securities that you may purchase upon exercise of each warrant, and the price or prices at which we will issue the warrants,

•	the procedures and conditions relating to the exercise of the warrants,

•	the designation and terms of any related securities issued with the warrants, and the number of warrants issued with each security,

•	the date, if any, from which you may separately transfer the warrants and the related securities,

•	the date on which your right to exercise the warrants commences, and the date on which your right expires,

•	the maximum or minimum number of warrants which you may exercise at any time,

•	if applicable, a discussion of material United States federal income tax considerations, and

•	any other terms of the warrants, including terms, procedures and limitations relating to your exchange and exercise of the warrants.

     We will also describe in the applicable prospectus supplement any provisions for a change in the exercise price or the expiration date of the warrants and the kind, frequency and timing of any notice to be given. You may exchange warrant certificates for new warrant certificates of different denominations and may exercise warrants at the corporate trust office of the warrant agent or any other office that we indicate in the applicable prospectus supplement. Prior to the exercise of your warrants, you will not have any of the rights of holders of the preferred stock, common stock or other securities purchasable upon that exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock, common stock or other securities purchasable upon the exercise.

Exercise of Warrants

     We will describe in the prospectus supplement relating to the warrants the principal amount or the number of our securities that you may purchase for cash upon exercise of a warrant, and the exercise price. You may exercise a warrant as described in the prospectus supplement relating to the warrants at any time up to the close of business on the expiration date stated in the prospectus supplement. Unexercised warrants will become void after the close of business on the expiration date, or any later expiration date that we determine.

     We will forward the securities purchasable upon the exercise as soon as practicable after receipt of payment and the properly completed and executed warrant certificate at the corporate trust office of the warrant agent or other office stated in the applicable prospectus supplement. If you exercise less than all of the warrants represented by the warrant certificate, we will issue you a new warrant certificate for the remaining warrants.

DESCRIPTION OF DEPOSITARY SHARES

General Terms

     We may elect to offer depositary shares representing receipts for fractional interests in debt securities or preferred stock. In this case, we will issue receipts for depositary shares, each of which will represent a fraction of a debt security or share of a particular series of preferred stock, as the case may be.

     We will deposit the debt securities or shares of any series of preferred stock represented by depositary shares under a deposit agreement between us and a depositary which we will name in the applicable prospectus supplement. Subject to the terms of the deposit agreement, as an owner of a depositary share you will be entitled, in proportion to the applicable fraction of a debt security or share of preferred stock represented by the depositary share, to all the rights and preferences of the debt security or preferred stock, as the case may be, represented by the depositary share, including, as the case may be, interest, dividend, voting, conversion, redemption, sinking fund, repayment at maturity, subscription and liquidation rights.

     The following description of the terms of the deposit agreement is a summary. It summarizes only those terms of the deposit agreement that we believe will be most important to your decision to invest in our depositary shares. You should keep in mind, however, that it is the deposit agreement, and not this summary, which defines your rights as a holder of depositary shares. There may be other provisions in the deposit agreement that are also important to you. You should read the deposit agreement for a full description of the terms of the depositary shares. The form of the deposit agreement is filed as an exhibit to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain a copy of the deposit agreement.

Interest, Dividends and Other Distributions

     The depositary will distribute all payments of interest, cash dividends or other cash distributions received on the debt securities or preferred stock, as the case may be, to you in proportion to the number of depositary shares that you own.

     In the event of a distribution other than in cash, the depositary will distribute property received by it to you in an equitable manner, unless the depositary determines that it is not feasible to make a distribution. In that case the depositary may sell the property and distribute the net proceeds from the sale to you.

Redemption of Depositary Shares

     If we redeem a debt security or series of preferred stock represented by depositary shares, the depositary will redeem your depositary shares from the proceeds received by the depositary resulting from the redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per debt security or share of preferred stock, as the case may be, payable in relation to the redeemed series of debt securities or preferred stock. Whenever we redeem debt securities or shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing, as the case may be, the debt securities or shares of preferred stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, proportionately or by any other equitable method as the depositary may determine.

Exercise of Rights Under the Indentures or Voting the Preferred Stock

     Upon receipt of notice of any meeting at which you are entitled to vote, or of any request for instructions or directions from you as holder of debt securities, the depositary will mail to you the information contained in that notice. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary how to give instructions or directions with respect to the debt securities represented by that holder’s depositary shares or how to vote the amount of the preferred stock represented by that holder’s depositary shares. The record date for the depositary shares will be the same date as the record date for the debt securities or preferred stock, as the case may be. The depositary will endeavor, to the extent practicable, to give instructions or directions with respect to the debt securities or to vote the amount of the preferred stock, as the case may be, represented by the depositary shares in accordance with those instructions. We will agree to take all reasonable action which the depositary may deem necessary to enable the depositary to do so. The depositary will abstain from giving instructions or directions with respect to the debt securities or voting shares of the preferred stock, as the case may be, if it does not receive specific instructions from you.

Amendment and Termination of the Deposit Agreement

     We and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time. However, any amendment which materially and adversely alters the rights of the holders of the depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding.

     The deposit agreement will terminate if:

•	all outstanding depositary shares have been redeemed, or

•	there has been a complete repayment or redemption of the debt securities or a final distribution in respect of the preferred stock, including in connection with our liquidation, dissolution or winding up, and the repayment, redemption or distribution proceeds, as the case may be, have been distributed to you.

Resignation and Removal of Depositary

     The depositary may resign at any time by delivering to us notice of its election to do so. We also may, at any time, remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Charges of Depositary

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the debt securities or preferred stock, as the case may be, and issuance of depositary receipts, all withdrawals of shares of debt securities or preferred stock, as the case may be, by you and any repayment or redemption of the debt securities or preferred stock, as the case may be. You will pay other transfer and other taxes and governmental charges, as well as the other charges that are expressly provided in the deposit agreement to be for your account.

Miscellaneous

     The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required or otherwise determine to furnish to holders of debt securities or preferred stock, as the case may be.

     Neither we nor the depositary will be liable under the deposit agreement to you other than for the depositary’s gross negligence, willful misconduct or bad faith. Neither we nor the depositary will be obligated to prosecute or defend any legal proceedings relating to any depositary shares, debt securities or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting debt securities or shares of preferred stock for deposit, you or other persons believed to be competent and on documents which we and the depositary believe to be genuine.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     We may issue stock purchase contracts, including contracts obligating you to purchase from us, and for us to sell to you, a specific number of shares of common stock or preferred stock, or other property, at a future date or dates. The price per share of preferred stock or common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula described in the stock purchase contracts. We may issue stock purchase contracts separately or as a part of units each consisting of a stock purchase contract and debt securities, undivided beneficial ownership interests in debt securities, depositary shares representing fractional interests in debt securities or shares of preferred stock, or debt obligations of third parties, including U.S. Treasury securities, securing your obligations to purchase the preferred stock or the common stock, or other property, under the stock purchase contract. The stock purchase contracts may require us to make periodic payments to you or vice versa and the payments may be unsecured or prefunded on some basis. The stock purchase contracts may require you to secure your obligations in a specified manner. We will describe in the applicable prospectus supplement the terms of any stock purchase contracts or stock purchase units.

PLAN OF DISTRIBUTION

     We may sell the securities offered by this prospectus from time to time through agents, underwriters or dealers, or directly to purchasers.

     Agents whom we designate may solicit offers to purchase the securities.

•	We will name any agent involved in offering or selling securities, and disclose any commissions that we will pay to the agent, in the applicable prospectus supplement.

•	Unless we indicate otherwise in the applicable prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

•	Our agents may be deemed to be underwriters under the Securities Act of any of the securities that they offer or sell.

     We may use an underwriter or underwriters in the offer or sale of our securities.

•	If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of the securities.

•	We will include the names of the specific managing underwriter or underwriters, as well as the names of any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in the applicable prospectus supplement.

•	The underwriters will use the applicable prospectus supplement to sell the securities.

     We may use a dealer to sell the securities.

•	If we use a dealer, we, as principal, will sell the securities to the dealer.

•	The dealer will then sell the securities to the public at varying prices that the dealer will determine at the time it sells our securities.

•	We will include the name of the dealer and the terms of our transactions with the dealer in the applicable prospectus supplement.

     We may solicit directly offers to purchase the securities, and we may directly sell the securities to institutional or other investors. We will describe the terms of our direct sales in the applicable prospectus supplement.

     We may also offer and sell securities, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms referred to as remarketing firms, acting as principals for their own accounts or as our agents. Any remarketing firm will be identified and the terms of its agreement, if any, with us, and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters under the Securities Act in connection with the securities they remarket.

     We may indemnify agents, underwriters, dealers and remarketing firms against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, dealers and remarketing firms, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

     We may authorize our agents and underwriters to solicit offers by certain institutions to purchase the securities at the public offering price under delayed delivery contracts.

•	If we use delayed delivery contracts, we will disclose that we are using them in the applicable prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions that we describe in the applicable prospectus supplement.

•	We will describe in the applicable prospectus supplement the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive.

LEGAL MATTERS

     Unless we state otherwise in the applicable prospectus supplement the validity of any securities offered by this prospectus will be passed upon for us by Debevoise & Plimpton, New York, New York, and for any underwriters or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

     The financial statements and the related financial statement schedule incorporated in this prospectus by reference from Fisher Scientific International Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for goodwill and intangible assets), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a Registration Statement that we filed with the SEC. The Registration Statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some of the information about Fisher Scientific International Inc. In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available free of charge to the public at the SEC’s Web site at www.sec.gov. In addition, all of the Company’s filings with the Securities and Exchange Commission are available free of charge through the Company’s website at www.fisherscientific.com immediately upon filing.

     Our common stock is listed on the New York Stock Exchange, Inc. You can also inspect reports and other information concerning us at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE

     The rules of the SEC allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference in this prospectus the documents listed below and any future documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus:

•	Our quarterly report on Form 10-Q for the quarter ended June 30, 2003;

•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2003;

•	Our annual report on Form 10-K for the year ended December 31, 2002;

•	Our registration statement on Form 8-A, filed June 9, 1997 (as amended by our Form 8-A/A filed August 8, 1997) describing our common stock; and

•	Our report on Form 8-K dated June 27, 2003.

     If you request a copy of any or all of the documents incorporated by reference, we will send to you the copies requested at no charge. However, we will not send exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to: Secretary, Fisher Scientific International Inc., One Liberty Lane, Hampton, New Hampshire 03842.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth those expenses to be incurred by Fisher Scientific International Inc. in connection with the issuance and distribution of the securities being registered. Except for the Securities and Exchange Commission filing fee, all amounts shown are estimates.

Securities and Exchange Commission filing fee	$60,675
Fees and expenses of trustees	20,000
Printing and engraving expenses	20,000
Accountant’s fees and expenses	20,000
Legal fees and expenses	200,000
Miscellaneous expenses	15,000

Total	$335,675

Item 15. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law, as amended, provides in regards to indemnification of directors and officers as follows:

     145.     INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE. (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director officer, employee or agent of another corporation, partnership joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

     (b)  A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c)  To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

     (d)  Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     (e)  Expenses (including attorney’s fees) incurred by an officer or director in defending any civil, criminal administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

     (f)  The indemnification and advancement of expenses provided by, or granted pursuant to the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

     (g)  A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such whether or not the corporation would have the power to indemnify such person against such liability under this section.

     (h)  For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

     (i)  For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

     (j)  The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     ARTICLE FIFTEENTH of Fisher’s Certificate of Incorporation provides as follows:

     FIFTEENTH: (a) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. (b)(1) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or the person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity as a director officer, employee or agent or in any other capacity while serving as a director, officer, employee, or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in this paragraph (b) the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation. The right to indemnification conferred in this paragraph (b) shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its board of directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

     (2)  Right of Claimant to Bring Suit. If a claim under subparagraph (b)(1) is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceedings in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard or conduct.

     (3)  Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this paragraph (b) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     (4)  Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership joint venture, trust or other enterprise against any such expense liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Item 16. Exhibits and Financial Statement Schedules

Exhibit
No.	Description

1.01	Form of Underwriting Agreement (Equity).*

1.02	Form of Underwriting Agreement (Debt).*

1.03	Form of Underwriting Agreement (Warrants).*

1.04	Form of Underwriting Agreement (Stock Purchase Contracts).*

1.05	Form of Underwriting Agreement (Stock Purchase Units).*

2.01	Second Amended and Restated Agreement and Plan of Merger, as amended, dated as of November 14, 1997 by and between the Company and FSI Merger Corp. Included as an Annex or Exhibit to the Proxy Statement/Prospectus of Fisher Scientific International Inc. (“Fisher”) included in the Registration Statement on Form S-4 (Registration No. 333-42777) of Fisher filed with the Securities and Exchange Commission on December 19, 1997 and incorporated herein by reference.

Exhibit
No.	Description

2.02	Stock Purchase Agreement, dated November 9, 1998, among Fisher Scientific International Inc., Fisher Scientific Holdings France S.A., as Buyer, and Capiac, Sapaca 97, Sapcar 97, Sappi 97, Sappef 97, Pierre Block, Anne-Catherine Block-Derriey, Pierre-Francois Block, Caroline Block and Marthe Block, as Sellers. Included as an exhibit to the Company’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on February 17, 1999 and incorporated herein by reference.

2.03	Distribution Agreement, dated March 29, 1999, among Fisher Scientific International Inc. and ProcureNet, Inc. Included as an exhibit to the Company’s Current Report on Form 8-K Registration No. 001-10920 dated April 15, 1999 filed with the Securities and Exchange Commission on April 30, 1999 and incorporated herein by reference.

3.01	Amended and Restated Certificate of Incorporation of the registrant, as amended. Incorporated by reference to Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q filed on May 15, 2002.

3.02	Certificate of Designation of Non-Voting Stock of the registrant. Incorporated by reference to Exhibit 3.3 to the registrant’s Annual Report on Form 10-K filed on March 31, 1999.

3.03	Certificate of Designation of Series B Non-Voting Common Stock. Incorporated by reference to Exhibit 3.4 to the registrant’s Annual Report on Form 10-K filed on March 31, 1999.

3.04	Bylaws of the registrant. Incorporated by reference to Exhibit 3.2 to the registrant’s Registration Statement on Form S-4 (Registration No. 333-44400) filed on August 24, 2000.

3.05	Certificate of Correction to the Restated Certificate of Incorporation of Fisher Scientific International Inc. Incorporated by reference to Exhibit 3.6 to the registrant’s Annual Report on Form 10-K filed on March 28, 2002.

3.06	Certificate of Amendment of Restated Certificate of Incorporation of Fisher Scientific International Inc.

4.01	Form of Senior Indenture.

4.02	Form of Subordinated Indenture.

4.03	Form of Junior Subordinated Indenture.

4.04	Specimen Certificate of Common Stock, $.01 par value per share, of the Company. Incorporated by reference to Exhibit 4.1 to the registrant’s Annual Report on Form 10-K filed on March 28, 2002.

4.05	Certificate of Designation of Non-Voting Stock (see Exhibit 3.02).

4.06	Certificate of Designation of Series B Non-Voting Common Stock (see Exhibit 3.03).

Exhibit
No.	Description

4.07	Senior Debt Securities Indenture dated as of December 18, 1995 between the Company and Mellon Bank, N.A., as Trustee. Included as an exhibit to the Company’s Registration Statement on Form S-3 (Registration No. 33-99884) filed with the Securities and Exchange Commission on November 30, 1995 and incorporated herein by reference.

4.08	Indenture dated as of April 24, 2002 between Fisher and J.P. Morgan Trust Company, National Association, as Trustee, relating to the 8 1/8 percent Senior Subordinated Notes due 2012. Incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form S-4 (Registration no. 333-88362) filed on May 15, 2002.

4.09	Supplemental Indenture No. 1 dated as of March 7, 2003 between the registrant and J.P. Morgan Trust Company, National Association. Incorporated by reference to Exhibit 4.7 to the registrant’s Registration Statement on Form S-4 (Registration no. 333-104361) filed on April 7, 2003.

4.10	Form of 8 1/8% Senior Subordinated Notes due 2012 (included in Exhibit 4.08).

4.11	Registration Rights Agreement dated as of January 14, 2003 among the registrant, Credit Suisse First Boston Corporation, Deutsche Bank Securities and J.P. Morgan Securities Inc. Incorporated by reference to Exhibit 4.9 to the registrant’s Registration Statement on Form S-4 (Registration no. 333-104361) filed on April 7, 2003.

4.12	Form of the Senior Debt Securities Indenture dated as of December 18, 1995 between the registrant and Mellon Bank, N.A. Incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form S-3 (Registration no. 33-99884) filed on November 30, 1995.

4.13	Indenture, dated as of July 7, 2003, by and between Fisher Scientific International Inc. and J.P. Morgan Trust Company, National Association, as Trustee. Incorporated by reference to Exhibit 4.11 to the registrant’s Registration Statement on Form S-4 (Registration no. 333-104361) filed on July 10, 2003.

4.14	Registration Rights Agreement, dated as of July 7, 2003, among Fisher Scientific International Inc. and Goldman Sachs & Co. Incorporated by reference to Exhibit 4.12 to the registrant’s Registration Statement on Form S-4 (Registration no. 333-104361) filed on July 10, 2003.

4.15	Indenture, dated as of August 20, 2003, between Fisher Scientific International Inc. and J.P. Morgan Trust Company, National Association, as Trustee.

4.16	Registration Rights Agreement, dated as of August 20, 2003, among Fisher Scientific International Inc., J.P. Morgan Securities Inc., Credit Suisse First Boston LLC and Lazard Frères & Co. LLC.

4.17	Form(s) of Warrant Agreement(s), including form of Warrant.*

4.18	Form of Global Security (Senior Debt) (included in Exhibit 4.01).

4.19	Form of Global Security (Subordinated Debt) (included in Exhibit 4.02).

4.20	Form of Global Security (Junior Subordinated Debt) (included in Exhibit 4.03).

4.21	Form of Deposit Agreement.*

4.22	Form of Depositary Receipt.*

4.23	Form of Purchase Contract Agreement.*

4.24	Form of Pledge Agreement.*

5.01	Opinion of Debevoise & Plimpton.

Exhibit
No.	Description

10.01	Employment Agreement dated as of December 31, 2002 between the Company and Paul M. Montrone. Incorporated by reference to Exhibit 10.1 to the registrant’s Annual Report on Form 10-K filed on March 28, 2002.

10.02	Employment Agreement dated as of December 31, 2002 between the Company and Paul M. Meister. Incorporated by reference to Exhibit 10.2 to the registrant’s Annual Report on Form 10-K filed on March 28, 2002.

10.03	Employment Agreement dated as of March 31, 1998 between the Company and David Della Penta. Included as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, filed with the Securities and Exchange Commission on August 14, 1998 and incorporated herein by reference.

10.04	Fisher Scientific International Inc. Retirement Plan. Included in an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 1992, filed with the Securities and Exchange Commission on March 24, 1993 and incorporated herein by reference.

10.05	Fisher Scientific International Inc. Savings and Profit Sharing Plan. Included in an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 1992, filed with the Securities and Exchange Commission on March 24, 1993 and incorporated herein by reference.

10.06	Fisher Scientific International Inc. Incentive Compensation Plan. Included in an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 1992, filed with the Securities and Exchange Commission on March 24, 1993 and incorporated herein by reference.

10.07	Restricted Unit Plan for Non-Employee Directors of Fisher Scientific International Inc. Included in an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 1992, filed with the Securities and Exchange Commission on March 24, 1993 and incorporated herein by reference.

10.08	Fisher Scientific International Inc. Deferred Compensation Plan for Non-Employee Directors. Included in an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 1992, filed with the Securities and Exchange Commission on March 24, 1993 and incorporated herein by reference.

10.09	Retirement Plan for Non-Employee Directors of Fisher Scientific International Inc. Included in an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 1992, filed with the Securities and Exchange Commission on March 24, 1993 and incorporated herein by reference.

10.10	Fisher Scientific International Inc. Long-Term Incentive Plan. Included in an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 1992, filed with the Securities and Exchange Commission on March 24, 1993 and incorporated herein by reference.

10.11	Fisher Scientific International Inc. 1998 Equity and Incentive Plan. Included as an exhibit to Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-4 (Registration No. 333-42777) filed with the Securities and Exchange Commission on February 2, 1998 and incorporated herein by reference.

Exhibit
No.	Description

10.12	THL Foreign Fund III, L.P., THL FSI Equity Investors, L.P., DLJ Merchant Banking Partners II, L.P., DLJ Merchant Banking Partners IIA, L.P., DLJ Offshore Partners, II, C.V., DLJ Diversified Partners, L.P., DLJ Diversified Partners A, L.P., DLJ Millennium Partners, L.P., DLJ Millennium Partners A, L.P., DLJMB Funding II, Inc., UK Investment Plan 1997 Partners, DLJ EAB Partners, L.P., DLJ ESC II, L.P., DLJ First ESC, L.P., Chase Equity Associates, L.P., Merrill Lynch Kecalp L.P. 1997, Kecalp Inc., ML 1BK Positions, Inc. and certain other persons named herein. Included as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed with the Securities and Exchange Commission on May 14, 1999 and incorporated herein by reference.

10.13	Amendment to Amended and Restated Investors’ Agreement dated as of May 14, 2000 among Fisher Scientific International Inc., Thomas H. Lee Equity Fund III, L.P. THL-CCI Limited Partnership, THL Foreign Fund III, L.P., THL FSI Equity Investors, L.P., DLJ Merchant Banking Partners II, L.P., DLJ Merchant Banking Partners IIA, L.P., DLJ Offshore Partners, II, C.V., DLJ Diversified Partners, L.P., DLJ Diversified Partners A, L.P., DLJ Millennium Partners, L.P., DLJ Millennium Partners A, L.P., DLJMB Funding II, Inc., UK Investment Plan 1997 Partners, DLJ EAB Partners, L.P., DLJ ESC II, L.P., DLJ First ESC, L.P., Chase Equity Associates, L.P., Merrill Lynch Kecalp L.P. 1997, Kecalp Inc., ML 1BK Positions, Inc. and certain other persons named herein. Included as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed with the Securities and Exchange Commission on May 14, 1999 and incorporated herein by reference.

10.14	Amendment to Amended and Restated Investors’ Agreement dated as of May 2, 2001 among Fisher Scientific International Inc., Thomas H. Lee Equity Fund III, L.P. THL-CCI Limited Partnership, THL Foreign Fund III, L.P., THL FSI Equity Investors, L.P., DLJ Merchant Banking Partners II, L.P., DLJ Merchant Banking Partners II Ì A, L.P., DLJ Offshore Partners, II, C.V., DLJ Diversified Partners, L.P., DLJ Diversified Partners Ì A, L.P., DLJ Millennium Partners, L.P., DLJ Millennium Partners Ì A, L.P., DLJMB Funding II, Inc., UK Investment Plan 1997 Partners, DLJ EAB Partners, L.P., DLJ ESC II, L.P., DLJ First ESC, L.P., Chase Equity Associates, L.P., Merrill Lynch Kecalp L.P. 1997, Kecalp Inc., ML 1BK Positions, Inc. and certain other persons and named herein. Included as an exhibit to the Company’s Form 10-Q for the quarterly period ended March 31, 2001, filed with the Securities and Exchange Commission on May 15, 2001 and incorporated herein by reference.

10.15	Credit Agreement, dated as of February 14, 2003 among Fisher Scientific International Inc., Fisher Scientific Company L.L.C., The Lenders Party Hereto and JPMorgan Chase Bank, as Administrative Agent. Incorporated by reference to Exhibit 10.15 to the registrant’s Registration Statement on Form S-4 (Registration no. 333-104361) filed on April 7, 2003.

10.16	Guarantee and Collateral Agreement dated as of February 14, 2003, among Fisher Scientific International Inc., Fisher Scientific Company L.L.C., certain other subsidiaries of Fisher Scientific International Inc. and JPMorgan Chase Bank, as Collateral Agent. Incorporated by reference to Exhibit 10.16 to the registrant’s Registration Statement on Form S-4 (Registration no. 333-104361) filed on April 7, 2003.

Exhibit
No.	Description

10.17	Collateral Sharing Agreement, dated as of February 14, 2003, among Fisher Scientific International Inc., Fisher Scientific Company L.L.C., certain other Subsidiaries of the Company party hereto and JPMorgan Chase Bank, as Collateral Agent. Incorporated by reference to Exhibit 10.17 to the registrant’s Registration Statement on Form S-4 (Registration no. 333-104361) filed on April 7, 2003.

10.18	Receivables Transfer Agreement dated as of February 14, 2003 among FSI Receivables Company LLC, as Transferor, Fisher Scientific International Inc., as Servicer, Blue Ridge Asset Funding Corporation, Wachovia Bank, National Association, individually and as Blue Ridge Agent, Liberty Street Funding Corp., The Bank of Nova Scotia, individually and as Liberty Street Agent, and Wachovia Bank, National Association, as Administrative Agent. Incorporated by reference to Exhibit 10.18 to the registrant’s Registration Statement on Form S-4 (Registration no. 333-104361) filed on April 7, 2003.

10.19	Amended and Restated Receivables Purchase Agreement dated as of February 14, 2003 among Cole-Parmer Instrument Company, Fisher Clinical Services Inc., Fisher Hamilton L.L.C. and Fisher Scientific Company L.L.C., as Originators, Fisher Scientific International Inc., as Originator Agent and FSI Receivables Company LLC, as Buyer. Incorporated by reference to Exhibit 10.19 to the registrant’s Registration Statement on Form S-4 (Registration no. 333-104361) filed on April 7, 2003.

10.20	Amendment No. 1, dated as of June 18, 2003, to the Credit Agreement dated as of February 14, 2003, among Fisher Scientific International Inc., Fisher Scientific Company L.L.C., the Lenders party thereto and JPMorgan Chase Bank, as administrative agent. Incorporated by reference to Exhibit 10.20 to the registrant’s Registration Statement on Form S-4 (Registration no. 333-104361) filed on July 10, 2003.

12.01	Statement re computation of Ratios of Earnings to Fixed Charges and Earnings to Fixed Charges and Preferred Stock Dividends.

21.01	List of Subsidiaries of the registrant. Incorporated by reference to Exhibit 21.1 of the registrant’s Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 21, 2003.

23.01	Consent of Deloitte & Touche LLP.

23.02	Consent of Debevoise & Plimpton (included in Exhibit 5.01).

24.01	Powers of Attorney (included in signature page of this Registration Statement).

25.01	Statement of Eligibility on Form T-1 under the Trust Indenture Act of the Senior Trustee, as Trustee for the Senior Debt Securities.*

25.02	Statement of Eligibility on Form T-1 under the Trust Indenture Act of the Subordinated Trustee, as Trustee for the Subordinated Debt Securities.*

25.03	Statement of Eligibility on Form T-1 under the Trust Indenture Act of the Junior Subordinated Trustee, as Trustee for the Junior Subordinated Debt Securities.*

*	To be filed by amendment or by a report on Form 8-K pursuant to Item 601 of Regulation S-K.

Item 17. Undertakings

     (a)  Rule 415 Offering

     The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  Filings Incorporating Subsequent Exchange Act Documents by Reference

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Acceleration of Effectiveness

     Insofar as indemnifications for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d)  Rule 430A Offering

     The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e)  Qualification of Trust Indentures under the Trust Indenture Act of 1939 for Delayed Offerings

     The undersigned registrant hereby undertakes to file an application for the purpose of determining eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant (i) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and (ii) has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hampton, State of New Hampshire, on this 3rd day of September, 2003.

FISHER SCIENTIFIC INTERNATIONAL INC.

By:	/s/ Todd M. DuChene

	Name:	Todd M. DuChene
	Title:	Vice President, General Counsel and Secretary

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul M. Meister, Todd M. DuChene, and Kevin P. Clark, or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and any related registration statement filed pursuant to Rule 462(b)) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities with Fisher Scientific International Inc. and on the dates indicated.

Signature	Title	Date

/s/ Paul M. Montrone Paul M. Montrone	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	September 3, 2003

/s/ Paul M. Meister Paul M. Meister	Vice Chairman of the Board	September 3, 2003

/s/ Kevin P. Clark Kevin P. Clark	Vice President and Chief Financial Officer (principal financial and accounting officer)	September 3, 2003

/s/ W. Clayton Stephens W. Clayton Stephens	Director	September 3, 2003

/s/ Michael D. Dingman Michael D. Dingman	Director	September 3, 2003

/s/ Anthony J. DiNovi Anthony J. DiNovi	Director	September 3, 2003

/s/ Charles A. Sanders Charles A. Sanders	Director	September 3, 2003

/s/ Scott M. Sperling Scott M. Sperling	Director	September 3, 2003